ICOA, Inc.                                              111 Airport Rd., Suite 1
                                                               Warwick, RI 02889
                                                             Tel. (401) 352-2368
                                                          Facsimile 401-352-2323
                                                                www.icoacorp.com
================================================================================

October 25, 2005



Stephen Cummings
12 Triphammer Road
Sharon, MA  02067

Dear Stephen:


On behalf of ICOA, Inc., it is my pleasure to confirm our offer for the position of Senior Vice President, Chief Financial Officer reporting directly to me.

As a regular full time employee, you will be paid semi-monthly wages of $6,000.00 or if annualized, $ 144,000.00 per year, subject to appropriate federal and state tax withholdings. This position is classified as an exempt position under the laws of the Fair Labor Standards Act and is not eligible for overtime. (When ICOA receives appropriate funding, it is management's intention to revisit base compensation for all staff at the VP level or higher. The intention will be to "normalize" compensation that is presently at/below market.)


You will also be recommended for participation in the ICOA Stock Incentive Plan. Under this plan you will be recommended for an option grant of 3,000,000 shares subject to the approval of the Board of Directors' Compensation Committee. Vesting of the option shares is four years, 25% each year. A copy of your grant award and the Plan will be given to you upon approval by the Board. Additionally, subject to the approval of the Board of Directors' Compensation Committee you will be granted a 500,000 share signing bonus, which will vest on your six month anniversary with the company.


Additionally, you will receive an indemnification from ICOA for all past payroll tax and corporate tax obligations.

In addition, you will be eligible to participate in the 2005 Annual Bonus Program with the opportunity to receive a performance bonus at a level commensurate with other senior management level bonus targets. Actual bonus awards will be based on the company's success at meeting certain business and financial goals as set by the Board of Directors.

As we discussed, you will work out of the Warwick, Rhode Island office and may telecommute as is appropriate. Travel and other pre-approved out-of-pocket expenses shall be treated on a case-by-case basis as is the case with all employees of ICOA.

As a regular full time employee, you will be eligible to participate in all company benefit plans, including the following:

ICOA, Inc.                                              111 Airport Rd., Suite 1
                                                               Warwick, RI 02889
                                                             Tel. (401) 352-2368
                                                          Facsimile 401-352-2323
                                                                www.icoacorp.com
================================================================================

     o Medical coverage through United HealthCare, a national healthcare provider; ICOA currently pays 80% of the healthcare premium;
     o Paid Time Off (PTO) Plan that provides up to twenty (20) paid days for each full calendar year of employment. During your first year of employment, you will accrue Paid Time Off days at a rate of 1.67 days per month. Detailed information about the PTO Plan is attached to this letter.
     o    Paid company designated holidays


Enclosed for your review is the standard ICOA Employee Agreement. As a condition of employment, you will be required to sign the Agreement on your first day of employment and abide by the terms of this Agreement. This offer is also contingent upon your ability to provide proof of identity and legal right to work in the United States. In accordance with the requirements of the Immigration Reform and Control Act of 1986, you are required to provide those appropriate documents on your first day of employment. A list of acceptable documents is attached.


Please be advised that you will be employed under the "at will" doctrine and that your employment may be terminated at any time with or without cause, and with or without notice at any time at the option of either you or the Company.


You will be given an employment contract that provides for a minimum of twelve months employment and a minimum of eight months severance should you be terminated at any time after your sixth month with ICOA, except where terminated for cause.


Effective with the commencement of your employment, your consulting agreement with the company is hereby terminated. Amounts due you under that agreement shall remain valid obligation of the Company.

This offer will remain in effect through October 27, 2005. Please confirm your acceptance of this offer by signing below and returning both pages of an original signed copy of this letter to me no later than October 28, 2005. Please keep a copy of this letter for your records.

Stephen, we sincerely hope that you decide to join us and that this will be just the beginning of a mutually beneficial relationship with our organization. If you have any questions, please call me at 401.352.2360 or on my cell at 401.575.0456.

     Sincerely,



     Rick Schiffmann
     CEO & President


     Agreed and accepted:


     ____________________________


     Stephen Cummings

     ____________________________
      Date




Attachment:  Paid Time Off Policy
             ICOA Employee Agreement
             ICOA 2005 Scheduled Holidays
             Immigration Reform and Control Act Documents

ICOA, Inc.                                              111 Airport Rd., Suite 1
                                                               Warwick, RI 02889
                                                             Tel. (401) 352-2368
                                                          Facsimile 401-352-2323
                                                                www.icoacorp.com
================================================================================

                   Immigration Reform & Control Act Documents

The Immigration Reform & Control Act requires employers to receive documentation verifying an employee's identity and legal right to work in the United States. Please review the list below and bring the appropriate documentation with you on your first day of employment (originals only - no copies please).


                            One Document from List A

                                     LIST A

     o    U.S. Passport (expired acceptable)
     o    Certificate of U.S. Citizenship
     o    Certificate of Naturalization
     o    Unexpired foreign passport with employment authorization
     o    Alien Registration Card with photograph

                 Or one document from List B AND one from List C

                   List B                                  List C
--------------------------------------------------------------------------------
o State Driver's License or ID with Photo   o  Original Social Security Card
  and personal Information
--------------------------------------------------------------------------------

o US Military Card                          o  Birth Certificate bearing state,
                                               country or  municipal authority
                                               seal
--------------------------------------------------------------------------------
                                            o  Unexpired INS employment
                                               authorization
--------------------------------------------------------------------------------